UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):

March 24, 2014
___________________________________________

THERMO FISHER SCIENTIFIC INC.
(Exact name of Registrant as specified in its Charter)

Delaware	1-8002	04-2209186
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

81 Wyman Street
Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 622-1000
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THERMO FISHER SCIENTIFIC INC.

Item 7.01          Regulation FD Disclosure

As previously announced, with the completion of Thermo Fisher Scientific Inc.’s (the “Company”) acquisition of Life Technologies Corporation, the Company has established a new reporting segment, called Life Sciences Solutions. Effective January 1, 2014, the Company’s financial performance will be reported in four segments reflecting the following changes:

•	The new Life Sciences Solutions segment consists of the majority of the former Life Technologies businesses and Thermo Fisher biosciences businesses.
•	Thermo Fisher’s global chemicals business has moved from the Biosciences business in the Analytical Technologies segment to the Laboratory Products and Services segment.
•	Thermo Fisher’s Analytical Technologies segment has been renamed Analytical Instruments segment to reflect the transfer of the biosciences businesses to other segments, as mentioned above.
•	Two small specialty diagnostics businesses within Life Technologies have become part of the Specialty Diagnostics segment.

Also as previously announced, in December 2013, the Company entered an agreement to sell its sera and media, gene modulation and magnetic beads businesses to GE Healthcare for approximately $1.06 billion. This divestiture was completed on March 21, 2014. Prior to the acquisition of Life Technologies, these businesses had historically principally been reported in the Company’s former Analytical Technologies segment. At close, these businesses were included in the Life Sciences Solutions segment. Revenues and operating income in 2013 of the businesses were approximately $250 million and $80 million, respectively.

The Company’s first-quarter 2014 financial report will be the first to reflect the new segment structure.  On March 24, 2014, the Company made available on its corporate website unaudited historical financial data that has been recast to reflect its new segment reporting structure. The recast financial data is available at www.thermofisher.com under the headings “Investors” and “GAAP/Non-GAAP Reconciliation & Financial Information Package.”

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THERMO FISHER SCIENTIFIC INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 24th day of March, 2014.

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Peter E. Hornstra
Peter E. Hornstra
Vice President and Chief Accounting Officer

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